Exhibit 99.1

Evolving Systems Inc.

Unaudited Pro forma financial information

On December 31, 2021, Evolving Systems Inc. completed an Equity Purchase Agreement (the “Equity Purchase Agreement”) and two Software Purchase Agreements (the “Software Purchase Agreements” and, together with the Equity Purchase Agreement and the other transaction documents described therein, the “Purchase Agreements”) the sale of substantially all of the assets and liabilities related Evolving Systems, Inc. and certain of its subsidiaries (collectively, the “Company”). The Purchase Agreements transfer substantially all of the Company’s operating subsidiaries and certain assets to subsidiaries and affiliates of Partner One Capital, Inc. (the “Purchasers”) for an aggregate purchase price of $40.0 million (subject to adjustment as set forth in the Equity Purchase Agreement). The Purchase Agreements include customary terms and conditions, including an adjustment to the purchase price based on the Company’s cash and cash equivalents on hand as of the closing date and provisions that require the Company to indemnify the Purchasers for certain losses that it incurs as a result of a breach by the Company of its representations and warranties in the Purchase Agreements and certain other matters.

The following unaudited pro forma condensed consolidated financial statements give effect to the Purchase Agreements, the receipt of net proceeds from the Purchase Agreements, and the other assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. These adjustments are based upon information and assumptions available at the time of the filing of this financial information on Form 8-K/A.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Company’s historical audited consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2020, and Quarterly Report on Form 10-Q for the nine months ended September 30, 2021. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2021, gives effect to the Purchase Agreements and adjustments as if they had occurred on the date of the balance sheet. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended December 31, 2020, and the nine months ended September 30, 2021, give effect to the Purchase Agreements and adjustments as if they had occurred on January 1, 2020, and carried forward through the latest period presented.

The unaudited condensed consolidated pro forma financial statements are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma information below is provided for informational purposes only and is not necessarily indicative of what the actual financial position or results of operations of the Registrant would have been had the transaction actually occurred on the dates indicated, nor does it purport to indicate the future financial position or results of operations of the Registrant. The pro forma adjustments are based upon available information and assumptions believed to be reasonable in the circumstances. There can be no assurance that such information and assumptions will not change from those reflected in the pro forma financial statements and notes thereto.

EVOLVING SYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

as of September 30, 2021

(in thousands)

(unaudited)

	As Reported	Sale of Operating Subsidiaries		Proceeds from Sale		Pro Forma Adjustments			Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$3,581	$2,669	(a)	$36,033	(b)		$(511)	(d)	$36,434
Escrow receivable	-	-		2,500	(b)				2,500
Contract receivables, net of allowance for doubtful accounts of $794 at September 30, 2021	5,100	5,100	(a)						-
Unbilled work-in-progress	3,799	3,799	(a)						-
Prepaid and other current assets	1,820	1,618	(a)						202
Income taxes receivable	666	666	(a)						-
Total current assets	14,966	13,852		38,533			(511)		39,136
Property and equipment, net	530	526	(a)						4
Amortizable intangible assets, net	2,037	2,037	(a)						-
Operating leases - right of use assets, net	1,033	1,033	(a)						-
Long-term assets - other	251	251	(a)						-
Deferred income taxes, net	953	453	(a)	(500)	(c)				-
Total assets	$19,770	$18,152		$38,033			$(511)		$39,140

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,067	$3,894	(a)	$676	(c)	$			$849
Lease obligations - operating leases	330	330	(a)						-
Unearned revenue	4,647	4,647	(a)						-
Taxes payable	-	-		2,899	(c)				2,899
Total current liabilities	9,044	8,871		3,575			-		3,748
Long-term liabilities:
Lease obligations - operating leases, net of current portion	696	696	(a)						-
Total liabilities	9,740	9,567		3,575			-		3,748

Stockholders' equity:
Total stockholders' equity	10,030	8,585	(a)	34,458	(c)		(511)	(d)	35,392
Total liabilities and stockholders' equity	$19,770	$18,152		$38,033			$(511)		$39,140

EVOLVING SYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2021

(in thousands, except per share data)

(unaudited)

	As Reported	Sale of Operating Subsidiaries		Pro Forma
REVENUE
License fees	$214	$214	(e)	$-
Services	20,214	20,214	(e)	-
Total revenue	20,428	20,428		-

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	6,506	6,506	(e)	-
Sales and marketing	4,081	4,081	(e)	-
General and administrative	4,080	1,548	(e)	2,532
Product development	3,936	3,936	(e)	-
Depreciation	308	306	(e)	2
Amortization	717	717	(e)	-
Restructuring	61	61	(e)	-
Total costs of revenue and operating expenses	19,689	17,155		2,534

Operating income (loss)	739	3,273		(2,534)

Other (expense) income
Interest income	7	7	(e)	-
Interest expense	(4)	(4)	(e)	-
Other income, net	287	281	(e)	6
Foreign currency exchange loss	(402)	(402)	(e)	-
Other (expense) income, net	(112)	(118)		6

Income (loss) from continuing operations before income taxes	627	3,155		(2,528)
Income tax expense (benefit)	515	1,061	(e)	(546)
Income (loss) from continuing operations	$112	$2,094		$(1,982)

Basic earnings (loss) per common share	$0.01			$(0.16)

Basic earnings (loss) per common share	$0.01			$(0.16)

Weighted average basic shares outstanding	12,240			12,240
Weighted average diluted shares outstanding	12,258			12,258

EVOLVING SYSTEMS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2020

(in thousands, except per share data)

(unaudited)

	As Reported	Sale of Operating Subsidiaries		Pro Forma
REVENUE
License fees	$745	$745	(e)	$-
Services	25,607	25,607	(e)	-
Total revenue	26,352	26,352		-

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue, excluding depreciation and amortization	8,837	8,837	(e)	-
Sales and marketing	6,000	6,000	(e)	-
General and administrative	5,052	1,934	(e)	3,118
Product development	4,327	4,327	(e)	-
Depreciation	216	214	(e)	2
Amortization	940	940	(e)	-
Total costs of revenue and operating expenses	25,372	22,252		3,120

Operating income (loss)	980	4,100		(3,120)

Other (expense) income
Interest income	5	5	(e)	-
Interest expense	(70)	8	(e)	(78)
Other income, net	186	176	(e)	10
Foreign currency exchange income	370	370	(e)	-
Other income (expense), net	491	559		(68)

Income (loss) from continuing operations before income taxes	1,471	4,659		(3,188)
Income tax expense (benefit)	828	1,517	(e)	(689)
Income (loss) from continuing operations	$643	$3,142		$(2,499)

Basic earnings (loss) per common share	$0.05			$(0.21)

Basic earnings (loss) per common share	$0.05			$(0.20)

Weighted average basic shares outstanding	12,187			12,187
Weighted average diluted shares outstanding	12,271			12,271

Evolving Systems Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020, was derived from the historical audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2021 and the unaudited pro forma condensed consolidated balance sheet as of September 30, 2021 were derived from the historical unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2021.

The unaudited pro forma condensed consolidated financial statements were based on and derived from the Company’s historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the Purchase Agreements, factually supportable, and with respect to the Unaudited Pro Forma Condensed Consolidated Statements of Operations, expected to have a continuing impact on the consolidated results.

The unaudited pro forma condensed financial information is based upon available information and assumptions that management considers to be reasonable, and such assumptions have been made solely for purposes of developing such unaudited pro forma condensed financial information for illustrative purposes in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed financial information is not necessarily indicative of the financial position or results of operations that would have occurred had the sale occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements should not be considered indicative of the future financial performance and results of operations of the Company. In the opinion of management, all necessary adjustments to the unaudited pro forma condensed consolidated financial information have been made. Actual adjustments, however, may differ materially from the information presented.

2.	Disposition of the Operating Subsidiaries

On December 31, 2021, Evolving Systems Inc. completed the Equity Purchase Agreement (the “Equity Purchase Agreement”) and two Software Purchase Agreements (the “Software Purchase Agreements” and, together with the Equity Purchase Agreement and the other transaction documents described therein, the “Purchase Agreements”) with subsidiaries and affiliates of Partner One Capital, Inc. (the “Purchasers”). The Purchase Agreements contemplate the sale and transfer of substantially all of the Company’s operating subsidiaries and all of its assets to the Purchasers for an aggregate purchase price of $40.0 million (subject to adjustment as set forth in the Equity Purchase Agreement). The Purchase Agreements include customary terms and conditions, including an adjustment to the purchase price based on the Company’s cash and cash equivalents on hand as of the closing date and provisions that require the Company to indemnify the Purchasers for certain losses that it incurs as a result of a breach by the Company of its representations and warranties in the Purchase Agreements and certain other matters.

Proceeds from the sale are payable to the Company as follows: (1) a $37.5 million payment to be received by the Company at closing (subject to an adjustment to the purchase price based on the Company’s cash and cash equivalents on hand as of the closing date and provisions that require the Company to indemnify the Purchasers for certain losses that it incurs as a result of a breach by the Company of its representations and warranties in the Purchase Agreements and certain other matters) and (2) $2.5 million (the “Escrow Amount”) placed in escrow to satisfy the Company’s post-closing indemnity obligations (which amount will be released to the Company on or before December 31, 2022, less any portion used to make indemnification or purchase price adjustment payments to the Purchasers). On the closing date, the company received $36.0 million in proceeds based on the estimated closing date net of adjustments.

Estimated external transaction costs directly attributable to the transaction consisting of investment banking fees, legal, tax, accounting and other professional fees are approximately $0.7 million; taxes are estimated at $2.9 million; and the net book value of assets being transferred in the Purchase Agreements are estimated to be approximately $8.6 million as of September 30, 2021. The resulting pre-tax gain of approximately $28.8 million will be reflected within the discontinued operations of the Company’s consolidated financial statements for the year ended December 31, 2021.

Additionally, internal transaction-related costs for employee bonuses and other costs are approximately $0.5 million.

3.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2021, reflects the following adjustments:

(a)	Represents elimination of assets sold to the Purchasers and liabilities assumed by Purchasers reflecting the terms of the Purchase Agreements.

(b)	Reflects the net proceeds received at closing from the sale. The aggregate proceeds of $40.0 million was reduced by approximately $1.5 million based on the Company’s cash and cash equivalents on hand as of the closing date and certain adjustments as set forth in the Purchase Agreements and reduced by $2.5 million placed in escrow on the closing date as security for the Company’s indemnification obligations to Buyers under the Purchase Agreements, which amount will be released to the Company on or before the date that is one business day after twelve months from the closing date (less any portion of the escrow used to make indemnification payments to Buyers).

(c)	Reflects the tax liabilities from the sale and approximately $0.7 million for estimated external transaction expenses to be paid after closing.

(d)	Reflects $0.5 million in estimated internal transaction bonuses assumed to be paid at closing.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2020, and the nine months ended September 30, 2021, reflect the following adjustments:

(e)	The elimination of operating results of the Operating Subsidiaries in the unaudited condensed consolidated statements of Operations for the Company for the year ended December 31, 2020, and the nine months ended September 30, 2021, as if the sale had occurred on January 1, 2020. Adjustments to income taxes reflects the estimated income tax expense using the applicable statutory rates of the Company.